Exhibit 23.1

AUDITORS’ CONSENT

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of Golden Star Resources Ltd. of our report dated January 29, 2004 relating to the financial statements, which appears in the company’s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

CHARTERED ACCOUNTANTS
Calgary, Canada
September 13, 2004